Exhibit 10.1

TENANCY AGREEMENT

An Agreement made on the 30th of March of 2023

BETWEEN

WON FITTINGS COMPANY LIMITED (the “Landlord’’)

AND

LUDA DEVELOPMENT LIMITED (the “Tenant’’)

THE PARTIES AGREE AS FOLLOWS:-

1.	The Landlord lets and the Tenant takes ALL THAT Unit H, 13/F, Kaiser Estate Phase 2, 47-53 Man Yue Street, Hunghom, Hong Kong (the “Premises’’). During the Term, the monthly rent for the Premises payable by the Tenant to the Landlord is Hong Kong Dollars $53,000.00 (the “Rent”) (issue of receipt upon rent received) and this Tenancy Agreement is ONE YEAR from the 1st of April of 2023 to 31st of March of 2024 both days inclusive (the “Term”). It is stipulated that the Tenant shall not withdraw from the lease during the Term, otherwise the rent will be compensated according to the remaining lease period. If the Tenant requests to withdraw from the lease within one year of the Term, the Landlord has the right to deduct one month's deposit to make up for the loss.

2.	The Tenant shall not assign, transfer, sublet to any person. Except for the Premises, the Tenant cannot occupy other areas. Upon expiration of the Term, the Tenant must notify not less than one months’ written notice to the Landlord to renew or not. The Landlord must notify not less than one months’ written notice to the Tenant if take back the Premises.

3.	The Tenant shall pay to the Landlord the Rent in advance on the first day of every month during the Term. If the Tenant fails to pay the Rent within 10 days from the due date, the Landlord shall post notice in a conspicuous place at the door of the Premises to urge Tenant to pay rent. The Landlord shall have the right to end the Agreement and treat as cancellation of the agreement automatically if the Tenant fails to pay rent or to comply with condition of the Agreement. The Tenant has no right to object Landlord to let the Premises to other parties and chase the outstanding rent.

4.	Except for belongings of the Landlord, the Tenant must move out their belongings in the Premises from the date of delivery of vacant possession of the Premises. If the Tenant use a trick not to hand over the key or leave any items behind, Landlord has the right to sell these items together with two witnesses without going through the procedures of the Police and the Tenancy Tribunal. The proceeds from the sale will be used to make up for the rent arrears. If there is any shortfall, the Tenant is still responsible and has no objection.

5.	The Tenant does not need to pay construction fees and Top Lot fee to the Landlord. Tenant shall pay to Landlord one month rent as security deposit Hong Kong Dollars $53,000.00 (No separate receipt shall be issued). The Landlord shall refund the Security Deposit to the Tenant without interest from the date of delivery of vacant possession of the Premises. If the Tenant shall commit a breach of any of the terms and conditions herein contained, the Landlord can deduct any outstanding rent and miscellaneous expenses from the security deposit. The Tenant understands that security deposit cannot be used for cash payment as rent.

6.	The property tax of the Premises shall be paid by __________. Rates and crown tax shall be paid by __________. Building management fee and other miscellaneous as water, electricity, gas, telephone bill etc shall be paid by __________. Crown rent shall be paid by __________.

7.	The Premises is only for business purposes. The Tenant shall comply with all ordinances and regulations of HKSAR. For any non-compliances, these would be reported to government bureau. The Tenant cannot make noise or behaviours that disturbs the peace of neighbours. In case complaints are received from other neighbours and the situation persists, the Landlord has the right to order the Tenant to move out.

8.	The Tenant’s clothes can be kept in the rental and hanger area. The Landlord will not be liable any damage or loss. The Tenant is not allowed to hang personal or group signs, or advertisements of a promotional nature anywhere in the building without the Landlord's written consent. The Tenant is not allowed to install clothes drying racks, flower stands, or neon signboards etc. outside the building. If the Tenant fails to comply with the contract, the Landlord hire someone to demolish and the Tenant must be responsible for all costs.

9.	The Tenant shall not make any alteration and / or additions to the Premises without the prior written consent of the Landlord. The Landlord received a notice from the relevant government department to demolish the Premises. The Tenant must move out within a time limit. The Landlord will not pay any compensation for the demolition.

10.	If all the doors and windows of the Premises, kitchen and bathroom equipment, such as sanitary ware, water pipes, drains, etc. are damaged, the Tenant must be responsible for repairs or compensation. If the Tenant damages equipment due to negligence, damages other people's furniture and clothing, or injures other people, the Tenant is responsible for compensation. The Tenant must pay for wind, water, fire, theft and accident insurance. The Landlord is not responsible for any losses caused by the Tenant.

11.	The Tenant is not allowed to keep cats, dogs and other objectionable birds and animals in the Premises.

12.	The Tenant cannot reject for any persons authorised by the Landlord during reasonable time to enter the Premises to review the condition of the Premises or carry out any repair works. The Tenant shall permit any persons authorised by the Landlord during the last 2 months of the Term and reasonable time to review the Premises with written documents by the Landlord.

13.	When the Tenant move out the Premises, the Tenant cannot remove initial fixtures and window grilles but to keep the same interior conditions as initial, unless with consent from the Landlord and the interior conditions be properly repaired. The Premises have electrical appliances including ______ unit(s) of water heater, ______ unit(s) of air-conditioner, a water meter and an electrical meter. Upon expiration of the Term, the Tenant shall return these in good conditions. For deliberate damages, these could be charged with malicious damage to property and responsible for the damages.

14.	The electricity meter and water meter of the building are registered under the owner's name. The Landlord is responsible for maintenance and repair. The Tenant pays according to the water and electricity meter usage. If the Tenant is in arrears with rent for more than 15 days, or has not paid the water, electricity or management fees after repeated reminders, the Landlord has the right to refuse the supply of water and electricity.

15.	The Tenant receives ______ keys for the Premises and mailbox from the Landlord. Tenant shall return the same upon expiration of the Term, otherwise compensation shall be made to Landlord.

16.	The Landlord and the Tenant must hold a copy of this Agreement. The stamp duty and legal fee incurred on this Agreement shall be equally borne by the Landlord and the Tenant. If there are any issues not mentioned in this Agreement, they will be handled according to respective ordinances and regulations of HKSAR.

SIGNED BY

the Landlord

Won Fittings Company Limited

(B.R. No. 68230643)

/s/ Won Fittings Company Limited

SIGNED BY

the Tenant

Luda Development Limited

(B. R. No. 34336774)

/s/ Luda Development Limited

RECEIVED the Sum of HONG KONG DOLLARS $53,000 being the Deposit of this Agreement.

Cheque No.:	Received by:

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